Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 1, 2021, with respect to the consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiaries as of December 31, 2020 and 2019, and the consolidated statements of income, comprehensive income and changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference.

/s/ KPMG LLP
Short Hills, New Jersey
June 24, 2021